Exhibit 99.1

Asterias Biotherapeutics, Inc. Launches New Website: Asteriasbiotherapeutics.com

BioTime, Inc. Subsidiary Acquired Geron Corp’s Therapeutic Stem Cell Assets in Oct. 2013

MENLO PARK, Calif. & ALAMEDA, Calif.--(BUSINESS WIRE)--May 21, 2014--Asterias Biotherapeutics, Inc., a subsidiary of BioTime, Inc. (NYSE MKT: BTX) that is developing clinical-stage stem cell therapeutic assets acquired from Geron Corporation, today announced the launch of its new website, www.asteriasbiotherapeutics.com. The website provides information about Asterias, including its core technologies, areas of product development focus, intellectual property portfolio, key publications, SEC filings, and management team.

About Asterias Biotherapeutics

Asterias Biotherapeutics (“Asterias”) is a biotechnology company focused on the emerging field of regenerative medicine. Our core technologies center on stem cells capable of becoming all of the cell types in the human body, a property called pluripotency. We plan to develop therapies based on pluripotent stem cells to treat diseases or injuries in a variety of medical fields, with an initial clinical focus on the therapeutic applications of oligodendrocyte progenitor cells (AST-OPC1) and antigen-presenting dendritic cells (AST-VAC1 and AST-VAC2) for the fields of neurology and oncology respectively. AST-OPC1 was tested for treatment of spinal cord injury in the world’s first Phase 1 clinical trial using human embryonic stem cell-derived cells. We plan to reinitiate clinical testing of AST-OPC1 in spinal cord injury this year, and are also evaluating its function in nonclinical models of multiple sclerosis and stroke. AST-VAC1 and AST-VAC2 are dendritic cell-based vaccines designed to immunize cancer patients against telomerase, a protein abnormally expressed in over 95% of human cancer types. AST-VAC2 differs from AST-VAC1 in that the dendritic cells presenting telomerase to the immune system are produced from human embryonic stem cells instead of being derived from human blood.

In October of 2013, Asterias acquired the cell therapy assets of Geron Corporation. These assets included INDs for the clinical stage AST-OPC1 and AST-VAC1 programs, banks of cGMP-manufactured AST-OPC1 drug product, cGMP master and working cell banks of human embryonic stem cells, over 400 patents and patent applications filed worldwide including broad issued claims to fundamental platform technologies for the scalable growth of pluripotent stem cells and compositions of matter for several hESC-derived therapeutic cell types, research cell banks, customized reagents and equipment, and various assets relating to the AST-VAC2 program and preclinical programs in cardiology, orthopedics, and diabetes. Pursuant to the terms of the Asset Contribution Agreement relating to this acquisition, Asterias’ Series A common stock will be distributed to Geron’s shareholders of record as of the record date, which has been set by Geron as May 28, 2014.

Asterias is a member of the BioTime family of companies.

Additional information about Asterias can be found at www.asteriasbiotherapeutics.com.

About BioTime

BioTime is a biotechnology company engaged in research and product development in the field of regenerative medicine. Regenerative medicine refers to therapies based on stem cell technology that are designed to rebuild cell and tissue function lost due to degenerative disease or injury. BioTime’s focus is on pluripotent stem cell technology based on human embryonic stem (“hES”) cells and induced pluripotent stem (“iPS”) cells. hES and iPS cells provide a means of manufacturing every cell type in the human body and therefore show considerable promise for the development of a number of new therapeutic products. BioTime’s therapeutic and research products include a wide array of proprietary PureStem® progenitors, HyStem® hydrogels, culture media, and differentiation kits. BioTime is developing Renevia™ (a HyStem® product) as a biocompatible, implantable hyaluronan and collagen-based matrix for cell delivery in human clinical applications, and is planning to initiate a pivotal clinical trial around Renevia™, in 2014. In addition, BioTime has developed Hextend®, a blood plasma volume expander for use in surgery, emergency trauma treatment and other applications. Hextend® is manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ HealthCare Corporation, under exclusive licensing agreements.

BioTime is also developing stem cell and other products for research, therapeutic, and diagnostic use through its subsidiaries:

  Asterias Biotherapeutics, Inc. is a new subsidiary which has acquired the stem cell assets of Geron Corporation, including patents and other intellectual property, biological materials, reagents and equipment for the development of new therapeutic products for regenerative medicine.
  BioTime Asia, Ltd., a Hong Kong company, may offer and sell products for research use for BioTime’s ESI BIO Division.
  Cell Cure Neurosciences Ltd. is an Israel-based biotechnology company focused on developing stem cell-based therapies for retinal and neurological disorders, including the development of retinal pigment epithelial cells for the treatment of macular degeneration, and treatments for multiple sclerosis.
  ESI BIO is the research and product marketing division of BioTime, providing stem cell researchers with products and technologies to enable them to translate their work into the clinic, including PureStem progenitors and HyStem hydrogels.
  LifeMap Sciences, Inc. markets, sells, and distributes GeneCards®, the leading human gene database, as part of an integrated database suite that also includes the LifeMap Discovery® database of embryonic development, stem cell research, and regenerative medicine, and MalaCards, the human disease database.
  LifeMap Solutions, Inc. is a subsidiary of LifeMap Sciences focused on developing mobile health (mHealth) products.
  OncoCyte Corporation is developing products and technologies to diagnose and treat cancer, including PanC-DxTM, with three clinical trials currently underway.
  OrthoCyte Corporation is developing therapies to treat orthopedic disorders, diseases and injuries.
  ReCyte Therapeutics, Inc. is developing therapies to treat a variety of cardiovascular and related ischemic disorders, as well as products for research using cell reprogramming technology.

BioTime stock is traded on the NYSE Market exchange, ticker BTX. For more information, please visit www.biotimeinc.com or connect with the company on Twitter, LinkedIn, Facebook, YouTube, and Google+.

CONTACT:
Asterias Biotherapeutics, Inc.
Mary Ann Dunmire, 650-433-2900
mdunmire@asteriasbio.com
or
BioTime, Inc.
Judith Segall, 510-521-3390 ext. 301
jsegall@biotimemail.com